American Safety Insurance Raises $25 Million Through

Trust Preferred Offering

ATLANTA, GA – November 17, 2005 – American Safety Holdings Corp. (“American Safety Insurance”), a wholly-owned subsidiary of American Safety Insurance Holdings, Ltd. (NYSE: ASI), announced today that it has completed a $25 million private placement of trust preferred securities. The securities have a fixed interest rate of 8.31% for the first five years, and thereafter, the securities have a floating interest rate equal to the three-month LIBOR plus 3.40%. The securities mature in 30 years and can be redeemed by American Safety Insurance commencing in five years. Payments under the trust preferred securities are guaranteed by American Safety Insurance Holdings, Ltd. Keefe, Bruyette and Woods, Inc. and FTN Financial Capital Markets acted as placement agents.

American Safety Insurance will use the $24.4 million of net proceeds of the offering to support the growth of its insurance business and for general corporate purposes.

"We are pleased to increase our capital base with the proceeds of the offering which we believe will position American Safety Insurance for continued success in implementing our growth strategies in our core specialty insurance business segments", said Stephen R. Crim, President and Chief Executive Officer.

American Safety Insurance Holdings, Ltd. is a specialty insurance holding company which, through its subsidiaries, provides innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks. Additional information about the Company can be found at www.americansafetyinsurance.com.

This press release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the Harbour Village real estate development project. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions. For additional factors, which could influence the Company's operating and financial performance, see the Company's filings with the Securities and Exchange Commission.

Contacts:

American Safety Insurance Services, Inc.	Cameron Associates
Stephen Crim or Steven Mathis	Kevin McGrath
(770) 916-1908	(212) 245-4577